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                                                                  EXHIBIT 23.02

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CapMAC Holdings Inc.:

We consent to the use of our reports on the consolidated financial statements and related financial statement schedules of CapMAC Holdings Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, which appear in the CapMAC Holdings Inc. Annual Report on Form 10-K which has been incorporated by reference in the Proxy Statement of CapMAC Holdings Inc. which is referred to and made a part of the MBIA Inc. Prospectus and Registration Statement on Form S-4 and to the reference to our firm under the heading "Experts" therein.

                                          /s/ KPMG Peat Marwick LLP

New York, New York
December 29, 1997